Exhibit 4.1

WHIRLPOOL CORPORATION

CERTIFICATE OF DESIGNATED OFFICERS

May 23, 2016

Pursuant to Sections 2.01, 2.03 and 11.05 of the Indenture, dated as of March 20, 2000 (the “Indenture”), between Whirlpool Corporation (the “Company”) and U.S. Bank National Association (as successor to Citibank, N.A.), as Trustee (the “Trustee”), and pursuant to resolutions adopted by the Board of Directors of the Company on December 15, 1999 and April 21, 2015 (the “Company Resolutions”), the undersigned officers of the Company do hereby certify that there is hereby approved and established pursuant to the Indenture $500,000,000 aggregate amount of the Company’s 4.500% Senior Notes due 2046 (the “Securities”) and under the Indenture whose terms shall be as set forth in Annex A-1 attached hereto.

The undersigned officers (i) have read the applicable provisions of the Indenture, (ii) have reviewed the form and terms of the Securities, (iii) in the opinion of the undersigned, have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the applicable conditions precedent under the Indenture have been complied with, (iv) hereby certify that the applicable conditions precedent under the Indenture have been complied with and (v) hereby certify that the form and terms of the Securities comply with the Indenture.

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Indenture.

IN WITNESS WHEREOF, each of the undersigned has signed his name as of the date first written above.

By:	/s/ Mathew M. Nochowitz
Name: Matthew M. Nochowitz
Title: Vice President, Tax and Treasurer

By:	/s/ John F. Geddes
Name: John F. Geddes
Title: Assistant Treasurer

Certificate of Designated Officers